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                                                       Exhibit 99.B-(2)(G)(i)(a)

                                     FORM OF

[ING FUNDS LOGO]

_______________, 2005

ING Global Equity Dividend and Premium Opportunity Fund
7337 E. Doubletree Ranch Road
Scottsdale, Arizona 85258

RE:  Management Fee Waiver

Ladies and Gentlemen:

ING Global Equity Dividend and Premium Opportunity Fund (the "Fund") and ING Investments, LLC ("ING Investments") are parties to an Investment Management Agreement dated _______, 2005 (the "Agreement") under which the Fund has agreed to pay to ING Investments an annual investment management fee in the amount of 1.05%, as a percentage of Managed Assets (as defined in the Agreement) of the Fund. By this letter, ING Investments hereby voluntarily waives a portion of the annual investment management fee that it is entitled to receive as follows:

ING Investments will waive twenty (20) basis points from the investment management fee payable by the Fund for a period of five years, commencing on the date of the Agreement. For the next four years ending on [April 1, 2013], the amount of the fee waiver will decrease by five (5) basis points per year, as reflected in the post-waiver management fee reflected in the schedule set out below.

             TIME PERIOD                  ANNUAL INVESTMENT MANAGEMENT FEE
             -----------                  --------------------------------
                                         (AS A PERCENTAGE OF MANAGED ASSETS)
      [3/29/05 through 4/1/2010                         0.85%
      4/2/2010 through 4/1/2011                         0.90%
      4/2/2011 through 4/1/2012                         0.95%
      4/2/2012 through 4/1/2013                         1.00%
       4/2/2013 and thereafter]                         1.05%

This letter agreement shall terminate upon the termination of the Agreement.

Sincerely,


Michael J. Roland
Executive Vice President


7337 E. Doubletree Ranch Rd.       Tel: 480-477-3000        ING Investments, LLC
Scottsdale, AZ 85258-2034          Fax: 480-477-2744